Exhibit 99.1

John L. Carter
PRESIDENT, NATIONWIDE FINANCIAL
DISTRIBUTORS, INC.

December 22, 2008

Dear Firm Partner,

In the spirit of transparency, I want to let you know that Standard & Poor’s (S&P) has downgraded Nationwide Financial Services (NFS) one level, from AA- to A+ with a stable outlook, and Moody’s Investor Service has placed NFS’ ratings under review.

These actions, while disappointing to us, are not surprising given the events of the last several months and the uncertainty of how long these challenging market and economic conditions will persist. All three major rating agencies have placed the life sector on negative outlook and are starting to take various ratings actions on us as well as our peers.

A primary reason for the ratings change is recognition that NFS is expected to become a private and wholly owned subsidiary of our parent company, Nationwide Mutual, on January 1, 2009. Consistent with S&P’s methodology, the ratings change aligns NFS’ credit ratings with that of Nationwide Mutual. Another factor influencing the ratings change was concerns about the negative impact of the deteriorating financial markets, which both Moody’s and S&P acknowledge is an issue affecting the whole industry.

At the time we agreed to the transaction with Nationwide Mutual, we were aware that alignment of credit ratings was a possibility. However, we believe the benefits we gain as a result of our combining into One Nationwide clearly outweigh this issue. These benefits include a simpler and more efficient organizational structure that will enable us to serve you, your investment professionals and clients even better.

Importantly, both Moody’s and S&P highlight the strength of our capital position, a critical measure of our financial stability. Assuming a Dec. 31, 2008 S&P 500 Index level of between 800 and 900, our projected year-end consolidated risk-based capital ratio (RBC)1 is estimated to be within a range of 470% to 525%, which compares very favorably to our competitors2. You can rest assured that we do not expect anything in the current environment will keep us from paying claims and keeping our guarantees to you and your clients.

As noted by S&P in its press release today: “The ratings on NFS and its life insurance operating companies reflect the group’s diversified business profile, strong enterprise risk management, very strong capitalization, and strong fixed-charge coverage and financial flexibility.”

Even after the recent change in ratings, our financial strength ratings remain strong and are within the higher end of the ratings scales of each rating agency, as indicated below:

Rating agency	Current NFS rating		Rank	Outlook	Date affirmed
Moody’s	Aa3	“Excellent”	5th highest of 21	Under review	12-19-2008
Standard & Poor’s	A+	“Strong”	5th highest of 21	Stable	12-22-2008
AM Best	A+	“Superior”	2nd highest of 14	Stable	08-07-2008

These ratings and rankings reflect rating agency assessment of the financial strength and claims-paying ability of Nationwide Life Insurance Company and are subject to change at any time. They are not intended to reflect the investment experience or financial strength of any variable account, which is subject to market risk. Because the dates are only updated when there’s a change in the rating, the dates above reflect the most recent ratings we have received.

Since 1925, our disciplined philosophy has served Nationwide customers well and will continue to do so going forward. Through many economic downturns, firms like yours have been able to rely on us to help protect clients and the things that are important to them. We believe that now is a great time to have Nationwide On Your Side®.

We remain committed to transparency and will continue to keep you updated. Please contact your Nationwide Financial Relationship Manager or Specialist with any questions or concerns you may have and thanks again for recommending Nationwide.

Sincerely,

John Carter
President,
Nationwide Financial Distributors, Inc.

[1]	Based on company analysis as of Sept. 30, 2008. Consolidated RBC ratio includes capital at NFS holding company and all life companies.

[2]	Based on company analysis.

For Firm Use Only — Not For Use With The Public

Nationwide Investment Services Corporation, member FINRA. In MI only: Nationwide Investment Svcs. Corporation. Home Office: One Nationwide Plaza, Columbus, OH 43215-2220.

Nationwide, Nationwide Financial, the Nationwide framemark and On Your Side are service marks of Nationwide Mutual Insurance Company, Columbus, Ohio.

©2008, Nationwide Mutual Insurance Company. All rights reserved.

NFM-6517AO (12/08)